UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2023

Solid Biosciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38360	90-0943402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Rutherford Avenue, Third Floor

Charlestown, Massachusetts 02129

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 337-4680

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.001 par value per share	SLDB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02.	Results of Operations and Financial Condition.

Spokespersons of Solid Biosciences Inc. (the “Company”) plan to present the information in the presentation attached hereto as Exhibit 99.1 (the “Presentation”) at various meetings beginning on January 9, 2023, including investor and analyst meetings in connection with the J.P. Morgan Healthcare Conference. A copy of the presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Although the Company has not finalized its full financial results for the fourth quarter and fiscal year ended December 31, 2022, the Company disclosed in the Presentation that it expects to report cash and investments of approximately $214 million as of December 31, 2022.

The estimated cash and investments figure is preliminary and unaudited, represents management’s estimate as of the date of this report is subject to completion of the Company’s financial closing procedures for the fourth quarter and fiscal year ended December 31, 2022, and does not present all necessary information for a complete understanding of the Company’s financial condition as of December 31, 2022, or the Company’s results of operations for the year ended December 31, 2022. The actual financial results may differ materially from the preliminary estimated financial information.

The information provided under Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2023, the Company’s Board of Directors (the “Board”) appointed Kevin Tan as the Company’s Chief Financial Officer, effective as of January 9, 2023 (the “Appointment Date”). In connection with his appointment, Mr. Tan will serve as the Company’s principal financial officer and principal accounting officer.

In connection with Mr. Tan’s appointment, Stephen DiPalma, the Company’s Interim Chief Financial Officer and principal financial officer and principal accounting officer, will cease to serve in such roles, effective as of the Appointment Date.

Mr. Tan, age 45, served as the Chief Financial Officer at Selecta Biosciences, Inc., a biopharmaceutical company (“Selecta”), from September 2021 to November 2022. Prior to joining Selecta, Mr. Tan served as Treasurer at Sarepta Therapeutics, Inc. (“Sarepta”), a biotechnology company, from July 2020 to September 2021. Prior to becoming Treasurer at Sarepta, he served as Assistant Treasurer from May 2018 to June 2020. Before joining Sarepta, Mr. Tan worked as a freelance consultant from February 2017 to April 2018, providing independent financial advice and advisory services to individuals and private companies. From June 2012 to November 2016, Mr. Tan served as Senior Portfolio Manager – Public Market Investments at CPP Investments (f/k/a the Canada Pension Plan Investment Board). He has also served in various positions at Macquarie Capital (USA) Inc., Arrowhawk Capital Partners LLC, and Lehman Brothers Inc. (subsequently acquired by Barclays Capital Inc.). Mr. Tan holds a Bachelor of Commerce degree from Queen’s University at Kingston, as well as a Master of Engineering degree from The Graduate School at Princeton University, and a Master of Business Administration degree from the University of Chicago Booth School of Business.

On January 9, 2023, Mr. Tan entered into an employment agreement with the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Tan will be entitled to receive an annual base salary of $425,000. His base salary will be reviewed by the Board from time to time and is subject to change in the discretion of the Board.

Under the Employment Agreement, Mr. Tan is also eligible to earn an annual performance bonus, with a target bonus amount equal to a specified percentage of his annual base salary, based upon the Board’s assessment of his performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. The bonus may be in the form of cash, equity award(s), or a combination of cash and equity. Mr. Tan will be eligible for an annual discretionary bonus of up to 40% of his base salary. Mr. Tan must be employed on the date that bonuses are paid in order to receive the bonus, provided that if he is terminated by the Company without cause (as “cause” is defined in the Employment Agreement) between January 1 following the performance year and the date of payment, he will be entitled to the same bonus that he would have received had he remained employed through the payment date.

Effective as of the Appointment Date and subject to Board approval, the Company will grant Mr. Tan a nonstatutory stock option (the “Option”) to purchase 90,000 shares of the Company’s common stock, at an exercise price per share equal to the closing price of the common stock on the Nasdaq Global Select Market on the Appointment Date, which will vest as to 25% of the shares underlying the Option on the first anniversary of the Appointment Date and, following that, as to an additional 1/48th of the total shares underlying the Option upon his completion of each additional month of service over the 36-month period measured from the first anniversary of the Appointment Date. Effective as of the Appointment Date and subject to Board approval, the Company will also grant Mr. Tan restricted stock units with respect to 45,000 shares of the Company’s common stock (the “RSU”), which will vest as to 25% of the shares underlying the RSU on each anniversary of the Appointment Date, subject to continued service. The Option and the RSU will be granted as an inducement material to Mr. Tan’s acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The Employment Agreement and the employment of Mr. Tan may be terminated as follows: (1) upon his death or at the election of the Company due to his “disability” (as disability is defined in the Employment Agreement); (2) at the Company’s election, with or without “cause”; and (3) at his election, with or without “good reason” (as good reason is defined in the Employment Agreement).

In the event of the termination of Mr. Tan’s employment by the Company without cause, or by such executive for good reason, prior to or more than twelve months following a “change in control” (as change in control is defined in the Employment Agreement), the executive is entitled to receive his base salary that has accrued and to which he is entitled as of the termination date, to the extent consistent with Company policy, accrued but unused paid time off through and including the termination date, unreimbursed business expenses for which expenses the executive has timely submitted appropriate documentation, and other amounts or benefits to which the executive is entitled in accordance with the terms of the benefit plans then-sponsored by the Company (collectively, the “Accrued Obligations”). In addition, subject to the executive’s execution and nonrevocation of a release of claims in the Company’s favor, the executive is entitled to (1) continued payment of his base salary, in accordance with the Company’s regular payroll procedures, for a period of 12 months and (2) provided he is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by the Company of the portion of health coverage premiums the Company pays for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following his date of termination.

In the event of the termination of Mr. Tan’s employment by the Company without cause, or by such executive for good reason within twelve months following a change in control, the executive is entitled to receive the Accrued Obligations. In addition, subject to the executive’s execution and nonrevocation of a release of claims in the Company’s favor, the executive is entitled to (1) continued payment of his base salary, in accordance with the Company’s regular payroll procedures, for a period of 12 months, (2) provided the executive is eligible for and timely elects to continue receiving group medical insurance under COBRA and the payments would not result in the violation of nondiscrimination requirements of applicable law, payment by the Company of the portion of health coverage premiums the Company pays for similarly-situated, active employees who receive the same type of coverage, for a period of up to 12 months following his date of termination, (3) a lump sum payment equal to 100% of the executive’s target bonus for the year in which his employment is terminated or, if higher, the executive’s target bonus immediately prior to the change in control and (4) full vesting acceleration of any then-unvested equity awards that vest based solely based on the passage of time held by the executive, such that any such equity awards held by the executive become fully exercisable or non-forfeitable as of the termination date.

If Mr. Tan’s employment is terminated for any other reason, including as a result of his death or disability, for cause, or voluntarily by him without good reason, the Company’s obligations under the employment agreement cease immediately, and the executive is only entitled to receive the Accrued Obligations.

In addition, in connection with his appointment, Mr. Tan will enter into the Company’s standard form of indemnification agreement with the Company, a copy of which was filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-222357) filed with the SEC on December 29, 2017. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Tan for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by him in any action or proceeding arising out of his service as an officer of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which will be included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 7.01.	Regulation FD Disclosure.

The information contained above in Item 2.02 related to the Presentation is hereby incorporated by reference into this Item 7.01.

A copy of the Company’s press release announcing Mr. Tan’s appointment as Chief Financial Officer is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided under Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

By providing the information in Item 7.01 of this Current Report on Form 8-K (including Exhibits 99.1 and 99.2), the Company is not making an admission as to the materiality of any information herein. The information contained in this Current Report on Form 8-K is intended to be considered in the context of more complete information included in the Company’s filings with the SEC and other public announcements that the Company has made and may make from time to time by press release or otherwise. The Company undertakes no duty or obligation to update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosures.

Item 8.01.	Other Events.

On January 9, 2023, the Company announced that it anticipates submitting an investigational new drug application (“IND”) for SGT-003 in the second half of 2023 and, subject to IND clearance, initiating patient dosing in late-2023.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Solid Biosciences Inc. Presentation January 2023

99.2	Press Release, dated January 9, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLID BIOSCIENCES INC.

Date: January 9, 2023	By:	/s/ Alexander Cumbo
Name: Alexander Cumbo Title: Chief Executive Officer